Exhibit 10.26
AMENDMENT REGARDING IRC § 409A
TO
EXECUTIVE EMPLOYMENT AGREEMENT
The Executive Employment Agreement (“Agreement”) entered into on January 28, 2004 by and among Thermadyne Holdings Corporation (“Holdings”), a Delaware corporation, and any and all the wholly owned subsidiaries of Holdings (collectively, “Employers”), and Paul Melnuk (“Employee”), is hereby amended as follows, effective as of January 1, 2005, such that, consistent with the intent of the parties, the Agreement will comply with relevant provisions of Section 409A of the Internal Revenue Code of 1986, as amended:
1. Capitalized terms used in this Amendment without definition have the meanings set forth in the Agreement.
2. Notwithstanding any term or condition in the Agreement to the contrary:
If the Employee is a “specified employee” (within the meaning of Section 409(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, (“Code”)) at the time of his termination of employment with the Employers and is entitled to payments under the Agreement which are on account of “involuntary separation of service” within the meaning of Treasury Regulation Section 1.409A-1(n), amounts payable to the Employee, notwithstanding anything in this Agreement to the contrary, during the first six (6) consecutive months immediately following the month in which such termination of employment occurs shall be suspended after the total of such payments equal the lesser of the amount specified under Treasury Regulation 1.409A-1(a)(9)(iii)(A)(l) or (2). If the Employee is such a “specified employee” at the time of his termination of employment with the Employers and is entitled to payments under the Agreement which are not on account of such “involuntary separation of service”, amounts payable to the Employee, notwithstanding anything in this Agreement to the contrary, during the first six (6) consecutive months immediately following the month in which such termination of employment occurs shall be suspended. To the extent such payments payable during such six (6) month period are suspended as provided herein, such amounts shall be paid in a single sum as of the first regular payroll date of the applicable entity of Holdings, immediately following the last day of the sixth consecutive month immediately following the month in which such termination of employment occurs, along with interest on such suspended amounts at the rate of twelve percent (12%) per annum from the date such amounts would have otherwise been paid but to the date they are paid. Payments otherwise payable after such six (6) month period shall be made as otherwise provided in this Agreement.
3. Notwithstanding any inconsistent provision in the Agreement, the Employee’s expense account reports must be submitted no later than January 31 immediately following the calendar year in which his termination of employment with the Employers occurs and such reimbursements must be paid no later than March 15 immediately following the calendar year in which such termination of employment occurs.

4. To the extent that (a) the Agreement affords Employee the right to elect the timing for distribution of payments for termination of employment described herein and (b) an election is required under Section 409(a) of the Code and applicable regulations to avoid penalties or excise taxes, Employee hereby elects payment in a lump sum, in accordance with the applicable law and/or regulations.
5. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of this 31st day of December, 2008.

EMPLOYEE:

/s/ Paul Melnuk Name: Paul Melnuk

EMPLOYERS:

Thermadyne Holdings Corporation
(on behalf of itself and all wholly owned subsidiaries)

By:	/s/ Cary A. Levitt

Cary A. Levitt
Title:	Vice President & General Counsel
THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH
MAY BE ENFORCED BY THE PARTIES